Exhibit 10.65

LEASE AGREEMENT

by and between

POL (NC) QRS 15-25, INC.,

a Delaware corporation

as LANDLORD

and

POLAR PLASTICS (NC) INC,

a North Carolina corporation,

as TENANT

Premises:        Mooresville, North Carolina

Dated as of February 25, 2003

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EXHIBITS

Exhibit “A”	- Premises
Exhibit “B”	- Fixtures
Exhibit “C”	- Schedule of Permitted Encumbrances
Exhibit “D”	- Rent Schedule
Exhibit “E”	- Tenant’s Post-Closing Environmental Obligations Schedule

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LEASE AGREEMENT, made as of February 25, 2003, between POL (NC) QRS 15-25, INC., a Delaware corporation (“Landlord”), with an address c/o W.P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and POLAR PLASTICS (NC) INC, a North Carolina corporation (“Tenant”), with an address at 314 Mooresville Road, Mooresville, North Carolina 28115.

In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (hereinafter referred to collectively as the “Leased Premises”): (a) the premises described in Exhibit “A” hereto, together with the Appurtenances (collectively, the “Land”); (b) the buildings, structures and other improvements now or hereafter constructed on the Land (collectively, the “Improvements”); and (c) the fixtures other property described in Exhibit “B” hereto (collectively, the “Fixtures”).

2. Certain Definitions.

“Acquisition Cost” shall mean $15,602,094.25.

“Additional Rent” shall mean Additional Rent as defined in Paragraph 7.

“Alterations” shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Fixtures, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

“Appurtenances” shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, sidewalks, drainage, curbs, ways, alleys, vaults, gores or strips of land adjoining the Land.

“Assignment” shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

“Basic Rent” shall mean Basic Rent as defined in Paragraph 6.

“Basic Rent Payment Dates” shall mean the Basic Rent Payment Dates as defined in Paragraph 6.

“Casualty” shall mean any injury to or death of any person or any loss of or damage to any property (including the Leased Premises) included within or related to the Leased Premises resulting from a fire or other casualty affecting the Leased Premises.

“Commencement Date” shall mean Commencement Date as defined in Paragraph 5.

“Condemnation” shall mean a Taking.

“Condemnation Notice” shall mean notice of the institution of any proceeding for Condemnation.

“Costs” of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys’ fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require, subject to any limitations hereinafter set forth.

“CPI” shall mean CPI as defined in Exhibit “D” hereto.

“Credit Agreement” shall mean the Loan and Security Agreement by and among Tenant, Guarantor and Polar Plastics Equipment Corp., collectively, as borrower, and Mellon Bank N.A. (and assigned to LaSalle Bank), as lender, dated as of September 29, 2000, as same may be amended, modified or supplemented from time to time.

“Default Rate” shall mean the Default Rate as defined in Paragraph 7(a)(iv).

“Easement Agreement” shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect the Leased Premises.

“Environmental Law” shall mean (i) whenever enacted or promulgated, any applicable federal, state and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Substance, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

“Environmental Violation” shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could reasonably result in any liability to Landlord, Tenant or Lender (unless authorized by any permit or license maintained by Tenant) for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises or which extends to any Adjoining Property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law (unless authorized by any permit or license maintained by Tenant) or which could reasonably result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which is likely to result in any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which is reasonably likely to result in a creation of a lien on the Leased Premises under any Environmental Law or (e) any violation of or noncompliance with any Environmental Law.

“Fixtures” shall mean the Fixtures as defined in Paragraph 1.

“Escrow Payment” shall mean Escrow Payment as defined in Paragraph 9(b).

“Event of Default” shall mean an Event of Default as defined in Paragraph 22(a).

“Fair Market Value” of the Leased Premises shall mean the fair market value of the Leased Premises, as the case may be, as of the Relevant Date as affected and encumbered by this Lease and assuming that the Term has been extended for any Renewal Term expressly exercised by Tenant or deemed exercised by the passage of time as provided in Paragraph 5(b) hereof. For all purposes of this Lease, Fair Market Value shall be determined in accordance with the procedure specified in Paragraph 29.

“Fair Market Value Date” shall mean the date when the Fair Market Value is determined in accordance with Paragraph 29.

“Federal Funds” shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

“Guaranty” shall mean the Guaranty and Suretyship Agreement, dated as of the date hereof, by and between Polar Plastics, Inc., a Delaware corporation, and Landlord

“Hazardous Substance” means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead, polychlorinated biphenyls.

“Impositions” shall mean the Impositions as defined in Paragraph 9(a).

“Improvements” shall mean the Improvements as defined in Paragraph 1.

“Indemnitee” shall mean an Indemnitee as defined in Paragraph 15.

“Insurance Requirements” shall mean the requirements of all insurance policies maintained in accordance with this Lease.

“Land” shall mean the Land as defined in Paragraph 1.

“Law” shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

“Lease” shall mean this Lease Agreement.

“Lease SNDA” shall mean that certain Subordination, Non-Disturbance and Attornment Agreement dated as of the date hereof and executed by and among, Landlord, as landlord, Tenant, as tenant, and Column Financial, Inc., as lender.

“Lease Year” shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

“Leased Premises” shall mean the Leased Premises as defined in Paragraph 1.

“Legal Requirements” shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws and Laws related to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of the Leased Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises or requires Tenant to carry insurance other than as required by this Lease.

“Lender” shall mean any person or entity (and their respective successors and assigns) which may make a Loan to Landlord or is the holder of any Note.

“Loan” shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

“LTD Molds” shall have the meaning for such term as set forth in the Credit Agreement.

“Monetary Obligations” shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

“Moody’s” shall mean Moody’s Investors Services, Inc.

“Mortgage” shall mean any mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.

“Net Award” shall mean (a) the entire award payable by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.

“Note” shall mean any promissory note evidencing Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.

“Partial Casualty” shall mean any Casualty which does not constitute a Termination Event.

“Partial Condemnation” shall mean any Condemnation which does not constitute a Termination Event.

“Permitted Encumbrances” shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit “C” hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

“Person” shall mean an individual, partnership, association, limited liability company, corporation or other entity.

“Prepayment Premium” shall mean any normal and customary payment required under Note or any other document evidencing or securing a Loan (other than a payment of principal and/or interest which Landlord is required to make under a Note or a Mortgage) by reason of any prepayment by Landlord of any principal due under a Note or Mortgage, and which may be (in lieu of such prepayment premium or prepayment penalty) a (i) “make whole” or yield maintenance clause requiring a prepayment premium or (ii) a defeasance payment (such defeasance payment to be an amount equal to the positive difference between (a) the total amount required to defease a Loan and (b) the outstanding principal balance of the Loan as of the date of such defeasance.

“Present Value” of any amount shall mean such amount discounted by a rate per annum which is the lower of (a) the Prime Rate at the time such present value is determined or (b) six percent (6%) per annum.

“Prime Rate” shall mean the interest rate per annum as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate”. The Prime Rate may not be the lowest rate of interest charged by any “large U.S. money center commercial banks” and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, the Prime Rate shall be the average per annum discount rate (the “Discount Rate”) on ninety-one (91) day bills (“Treasury Bills”) issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91 day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

“Relevant Amount” shall mean the Termination Amount.

“Relevant Date” shall mean (a) the date immediately prior to the date on which the applicable Condemnation Notice is received, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Taking, (b) the date immediately prior to the date on which the applicable Casualty occurs, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Casualty or (c) the date when Fair Market Value is redetermined, in the event of a redetermination of Fair Market Value pursuant to Paragraph 20(c).

“Renewal Term” shall mean Renewal Term as defined in Paragraph 5.

“Rent” shall mean, collectively, Basic Rent and Additional Rent.

“S & P” shall mean Standard & Poor’s Corporation.

“Security Deposit” shall mean Security Deposit as defined in Paragraph 35.

“Site Assessment” shall mean a Site Assessment as defined in Paragraph 10(c).

“State” shall mean the state in which the Leased Premises is located.

“Subsidiary” of any Person means any Person a majority of the Voting Stock of which is at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or intermediaries, or both, by such Person.

“Surviving Obligations” shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

“Taking” shall mean (a) any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Leased Premises.

“Term” shall mean the Term as defined in Paragraph 5.

“Termination Amount” shall mean the greater of (a) the sum of the Fair Market Value and the applicable Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Termination Amount or (b) the sum of the Acquisition Cost and the applicable Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Termination Amount.

“Termination Date” shall mean the Termination Date as defined in Paragraph 18.

“Termination Event” shall mean a Termination Event as defined in Paragraph 18.

“Termination Notice” shall mean Termination Notice as defined in Paragraph 18(a).

“Third Party Purchaser” shall mean the Third Party Purchaser as defined in Paragraph 21(f).

“Uniform Commercial Code” shall mean the Uniform Commercial Code as adopted and enacted by the State.

“Voting Stock” means shares of stock, units or interest of a Person having ordinary voting power to elect the board of directors or other managers of such Person.

3. Title and Condition.

(a) The Leased Premises are demised and let subject to (i) the rights of any Persons in possession of the Leased Premises, (ii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iv) all Legal Requirements, including any existing violation of any thereof, and (v) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.

(b) Tenant acknowledges that Tenant has been in continuous possession of the Leased Premises immediately prior to the date of this Lease and that the Leased Premises are in good condition and repair at the inception of this Lease and acceptable to Tenant. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR

REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD’S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

(c) Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) fee simple title (both legal and equitable) to the Leased Premises is in Landlord and that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein, (ii) the Improvements substantially conform to all material Legal Requirements and all Insurance Requirements, (iii) all easements reasonably necessary or appropriate for the use or operation of the Leased Premises have been obtained, (iv) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid, and all materials and supplies have been fully paid for, (v) the Improvements have been completed in all material respects in a workmanlike manner, and (vi) all Fixtures reasonably necessary or appropriate for the use or operation of the Leased Premises has been installed and is presently operative in all material respects.

(d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all assignable warranties, guaranties, indemnities and similar rights (collectively “Warranties”) which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of said Warranties shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any certificate of other document reasonably required by Landlord. Landlord shall also retain the right to enforce any guaranties upon the occurrence of an Event of Default. Tenant in its reasonable discretion, may enforce all Warranties in accordance with their respective terms, provided that if Tenant does not enforce any Warranty, Landlord shall have the right to do so.

4. Use of Leased Premises; Quiet Enjoyment.

(a) Tenant may occupy and use the Leased Premises for light manufacturing, related warehousing, distribution and incidental office uses and for no other purpose without the prior written consent of Landlord which shall not be unreasonably withheld or delayed. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or is likely to (i) violate any Law or Legal Requirement, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it impossible to obtain any such insurance at commercially reasonable rates, (iii) make void or voidable, cancel or cause to be cancelled or release any warranty, guaranty or indemnity, (iv) cause structural injury to any of the Improvements or (v) constitute a public or private nuisance or waste.

(b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof, provided that Landlord or its agents may enter upon and examine any of the Leased Premises at such reasonable times as Landlord may select and upon reasonable notice to Tenant (except in the case of any emergency, in which event no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or noncompliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof.

5. Term.

(a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the “Term”) commencing on February     , 2003 (the “Commencement Date”) and ending on March 31, 2023 (the “Expiration Date”).

(b) Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then the Term of this Lease shall be automatically extended for two consecutive additional periods of ten (10) years (each such extension, a “Renewal Term”) as of the Expiration Date and on the tenth (10th) anniversary of the Expiration Date (the Expiration Date and each such anniversary being a “Renewal Date”) unless Tenant shall notify Landlord of its election to terminate this Lease as of the next Renewal Date in writing in recordable form not less than eighteen (18) months prior to the applicable Renewal Date. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified.

(c) If Tenant exercises its option pursuant to Paragraph 5(b) terminate the Lease, or if an Event of Default occurs, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of any of the Leased Premises for sale or reletting and to erect upon any of the Leased Premises one (1) sign reasonably acceptable to Tenant indicating such availability and (ii) show the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times upon reasonable notice to Tenant as Landlord may select.

6. Basic Rent. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit “D” hereto (“Basic Rent”), commencing on the twenty-fifth day of March 2003, and continuing on the same day of each June, September, December and March thereafter during the Term (each such day being a “Basic Rent Payment Date”). Each such rental payment shall be made, at Landlord’s sole discretion, (a) to Landlord at its address set forth above and/or to such one or more other Persons, at such addresses and in such proportions as Landlord may direct by fifteen (15) days’ prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof), and (b) by a check hand delivered at least five (5) business days before or mailed at least ten (10) days before the applicable Basic Rent Payment Date, or wire transfer in Federal Funds. Pro rata Basic Rent for the period from the date of this Lease through the twenty-fourth day of March, 2003 shall be paid on the date hereof, and Basic Rent for the period from the twenty-fifth day of the last month of the Term to and including the last day of the last month of the Term shall be paid in advance with the final quarterly installment of Basic Rent.

7. Additional Rent.

(a) Tenant shall pay and discharge, as additional rent (collectively, “Additional Rent”):

(i) except as otherwise specifically provided herein, all costs and expenses of Tenant, Landlord and any other Persons specifically referenced herein which are incurred in connection with (A) the ownership, use, non-use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of the Leased Premises, (B) the performance of any of Tenant’s obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises to Tenant under this Lease, (D) any Condemnation proceedings (provided Tenant is reimbursed for its expenses out of the Condemnation proceeds), (E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises (provided Tenant is reimbursed for its expenses out of the insurance proceeds), (F) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord due solely to an Event of Default, (G) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (H) any amendment to or modification or termination of this Lease made at the request of Tenant, (I) reasonable costs of Landlord’s counsel incurred in connection with the preparation, negotiation and execution of this Lease, or incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant due solely to an

Event of Default, and (J) the reasonable Costs of Landlord incurred in connection with any act undertaken by Landlord at the request of Tenant or Tenant’s failure to act promptly in an emergency situation, and (K) any other items specifically required to be paid by Tenant under this Lease;

(ii) after the date all or any portion of any installment of Basic Rent is due and not paid, an amount equal to five percent (5%) of the amount of such unpaid installment or portion thereof to reimburse Landlord for its cost and inconvenience incurred as a result of Tenant’s delinquency, provided, however, that with respect to the first late payment of all or any portion of any installment of Basic Rent in any Lease Year, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within five (5) days following notice from Landlord that such installment is past due;

(iii) a sum equal to any sums (including any late charge in excess of the amount payable under clause (ii) above for that portion of the Basic Rent paid to the Lender as scheduled installments of principal and interest, default penalties, interest in excess of the amounts payable under clause (iv) below for that portion of the Basic Rent paid to the Lender as scheduled installments of principal and interest, and fees of Lender’s counsel) which are payable by Landlord to any Lender under any Note by reason of Tenant’s late payment or non-payment of Basic Rent or by reason of an Event of Default; and

(iv) interest at the rate (the “Default Rate”) of four percent (4%) over the Prime Rate per annum on the following sums until paid in full: (A) an overdue installments of Basic Rent from the respective due dates thereof provided, however, that with the first late payment of all or any installment of Basic Rent in any Lease Year, the Default Rate shall not be due and payable unless the Basic Rent has not been paid within five (5) days following notice from Landlord that such installment is past due, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date when any such amount becomes overdue.

(b) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within fifteen (15) days after Landlord’s demand for payment thereof, and (ii) any other Additional Rent, within fifteen (15) days after Landlord’s demand for payment thereof.

(c) In no event shall amounts payable under Paragraph 7(a)(ii), (iii) and (iv) or elsewhere in this Lease exceed the maximum amount permitted by applicable Law.

8. Net Lease; Non-Terminability.

(a) This is a net lease and, all Monetary Obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a “Set-Off”).

(b) This Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen (except as otherwise specifically provided in Paragraph 22(b) with respect to certain notice and/or cure periods provided to Tenant).

(c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. All Rent payable by Tenant hereunder shall constitute “rent” for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).

(d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, or (ii) to any Set-Off of any Monetary Obligations.

9. Payment of Impositions.

(a) Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales, use, gross receipts and rent taxes), all charges for any easement or agreement maintained for the benefit of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant’s possessory interest in the Leased Premises, (iii) any of the Leased Premises, or (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent (collectively, the “Impositions”); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord which are determined on the basis of Landlord’s net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant’s receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of all other Impositions within ten (10) days after Landlord’s request therefor.

(b) Landlord shall have the right following the occurrence of an Event of Default to require Tenant to pay to Landlord an additional monthly sum (each an “Escrow Payment”) sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, “Escrow Charges” shall mean real estate taxes on the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease and any reserves for capital improvements, deferred maintenance or repair required by any Lender. Landlord shall reasonably determine the amount of the Escrow Charges and of each Escrow Payment. The Escrow Payments may be commingled with other funds of Landlord or other Persons and no interest thereon shall be due or payable to Tenant. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall determine or as required by law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord’s written demand therefor, shall pay the amount of the deficiency to Landlord.

10. Compliance with Laws and Easement Agreements; Environmental Matters.

(a) Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord, Tenant shall promptly remediate or undertake any other appropriate response action to correct any existing Environmental Violation in a manner which is commercially reasonable and sufficient to remediate or correct such Environmental Violation to levels consistent with non-residential use of the Leased Premises. Any and all reports prepared for or by Landlord with respect to the Leased Premises shall be for the sole benefit of Landlord and Lender and no other Person shall have the right to rely on any such reports.

(b) Tenant, at its sole cost and expense, will at all times promptly abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) Upon prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate (“Site Reviewers”) to visit the Leased Premises during normal business hours and in a manner which does not unreasonably interfere with Tenant’s operation and perform, as agents of Landlord, environmental site investigations and assessments (“Site Assessments”) on the Leased Premises (i) for the purpose of determining whether there exists on the Leased Premises any Environmental Violation or any condition which could result in any Environmental Violation (ii) in connection with any sale, financing or refinancing of the Leased Premises, (iii) within the six month period prior to the expiration of the Term, (iv) if an

Event of Default exists, or (v) at any other time that, in the opinion of landlord, a reasonable basis exists to believe that an Environmental Violation exists. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the reasonable opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be available to Tenant and may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting Site Assessments shall be paid by Landlord, except for one (1) Site Assessment under each of clauses (ii) (provided that with respect to a Site Assessment under clause (ii) above, Tenant shall only be responsible for such cost in connection with Landlord’s financing of the Leased Premises pursuant to Landlord’s original acquisition thereof) and (iii) above and, in any event, unless an Environmental Violation is found to exist, in which events the cost shall be paid by Tenant.

(d) If an Environmental Violation occurs or is found to exist and, in Landlord’s reasonable judgment, the cost of remediation of, or other response action within respect to, the same is likely to exceed $250,000, Tenant shall provide to Landlord, within ten (10) days after Landlord’s request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be a bond or letter of credit reasonably satisfactory to Landlord in form and substance and in an amount equal to or greater than Landlord’s reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action.

(e) Notwithstanding any other provision of this Lease, if an Environmental Violation occurs or is found to exist at the Leased Premises and the Term would otherwise terminate or expire and after good faith efforts Landlord is unable to relet the Leased Premises upon then market terms, then, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease.

(f) If Tenant fails to comply with any requirement of any Environmental Law in connection with any Environmental Violation which occurs or is found to exist, after the expiration of a reasonable period of time of not less than thirty (30) days provided by Landlord to Tenant in writing to cure such Environmental Violation Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem reasonably necessary or advisable in order to cure such Environmental Violation.

(g) Tenant shall promptly notify Landlord after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

(h) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party thereto which are identical to the covenants contained in Paragraph 10(b).

(i) Tenant shall perform or caused to be performed the obligations described in Exhibit “E” attached hereto.

11. Liens; Recording.

(a) Subject to the provisions of Paragraph 14 hereof, Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

(b) Tenant shall execute, deliver and record, file or register (collectively, “record”) all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in any of the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

12. Maintenance and Repair.

(a) Tenant shall at all times maintain the Leased Premises in as good repair and appearance as each is in on the date hereof and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to the other real properties owned or operated by it except for ordinary wear and a Termination Event for which Landlord has received the applicable Termination Amount, and, in the case of the Fixtures, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear and a Termination Event for which Landlord has received the applicable Termination Amount. Tenant shall take every action reasonably necessary or appropriate for the preservation and safety of Leased Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain the Leased Premises in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

(b) If any Improvement hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining any of the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting any of the Leased Premises, (iii) hinder or obstruct any easement or right-of-:way to which any of the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such reasonable action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

13. Alterations and Improvements.

(a) Tenant shall have the right, without having obtained the prior written consent of Landlord and Lender and provided that no Event of Default then exists, (i) to make non-structural Alterations or a series of related non-structural Alterations that, as to any such Alterations or series of related Alterations, do not cost in excess of $250,000 and (ii) to install Fixtures in the Improvements or accessions to the Fixtures that, as to such Fixtures or accessions, do not cost in excess of $250,000, so long as at the time of construction or installation of any such Fixtures or Alterations no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby. If the cost of any non-structural Alterations, series of related non-structural Alterations, Fixtures or accessions thereto is in excess of $250,000 or if Tenant desires to make structural Alterations to the Leased Premises, the prior written approval of Landlord and Lender shall be required which shall not be unreasonably withheld, delayed or conditioned. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord and Lender which shall not be unreasonably withheld, delayed or conditioned. Landlord shall have the right to require Tenant to remove any Alterations except for those Alterations required by Law or for which Landlord has agreed in writing that removal will not be required.

(b) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as “Work”), then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work, involves the replacement of Fixtures or parts thereto, all replacement Fixtures or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Fixtures being replaced or (B) the value and useful life of the Fixtures being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Fixtures was then in the condition required by this Lease), (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, subject to the rights of Tenant under Paragraph 14, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document reasonably requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein in form and substance reasonably acceptable to Tenant, and (ix) Tenant shall comply, to the extent reasonably requested by Landlord or required by this Lease, with the provisions of Paragraphs 12(a) and 19(a), whether or not such Work involves restoration of the Leased Premises.

14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13 or (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as “Permitted Violations”), so long as at the time of such non-compliance no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, or (v) the cancellation or material increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied. Tenant shall provide Landlord security which is satisfactory, in Landlord’s reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by law to correct such Permitted Violation and Tenant’s contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

15. Indemnification.

(a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord and all other Persons described in Paragraph 30 (each an “Indemnitee”) from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including reasonably attorneys’ fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity, arising from (i) any matter pertaining to the ownership, leasing, use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of any of the Leased Premises (except for any obligation of Landlord under a Loan that is not otherwise an obligation of Tenant under this Lease), (ii) any casualty in any manner arising from any of the Leased Premises, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or the Mortgage or Assignment or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity. THIS INDEMNIFICATION INCLUDES INDEMNIFICATION FOR LANDLORD’S NEGLIGENCE (BUT NOT ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

(b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a bona fide dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, the reasonable cost of which shall be paid by Tenant in the event of a conflict of interest a bona fide dispute between Landlord and Tenant or during the continuance of an Event of Default) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the cost of such counsel shall be paid by Tenant.

(c) The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease with respect to matters that occurred or existed prior to such termination, expiration or rejection.

16. Insurance.

(a) Tenant shall maintain the following insurance on or in connection with the Leased Premises:

(i) Insurance against physical loss or damage to the Improvements and Fixtures as provided under “Special Form” coverage, and including customarily excluded perils of hail, windstorm, flood coverage (to the extent that the Leased Premises is in a flood zone) earthquake and, to the extent required by Lender, terrorism and mold insurance, in amounts not less than the actual replacement cost of the Improvements and Fixtures; provided that, if Tenant’s insurance company is unable or unwilling to include any of all of such excluded perils, Tenant shall have the option of purchasing coverage against such perils from another insurer on a “Difference in Conditions” from or through a stand-alone policy. Such policies shall contain Replacement Cost and Agreed Amount Endorsements and shall contain deductibles not more than $50,000 per occurrence.

(ii) Commercial General Liability Insurance (including but not limited to Incidental Medical Malpractice and Host Liquor Liability) and Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $15,000,000 per occurrence/annual aggregate, on a claims occurrence basis and all other coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits as may be reasonable and customary for properties of this size and type.

(iii) Worker’s compensation insurance covering all persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such Workers’ Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State in which the Leased Premises is located.

(iv) Comprehensive Boiler and Machinery Insurance on any of the Fixtures or any other equipment on or in the Leased Premises in an amount not less than $5,000,000 per accident for damage to property. Either such Boiler and Machinery policy or the All-Risk policy required in (i) above shall include at least $2,500,000 per incidence for Off-Premises Service Interruption, Expediting Expenses and Ammonia Contamination of $50,000, and Hazardous Materials Clean-up Expense and may contain a deductible not to exceed $50,000.

(v) Business Interruption and Extra Expense Insurance at limits to cover 100% of losses and/or expenses incurred over the period of indemnity not less than eighteen (18) months from time of loss. Such insurance shall name Landlord as loss payee solely with respect to Rent payable to or for the benefit of the Landlord under this Lease.

(vi) During any period in which substantial Alterations at the Leased Premises are being undertaken, builder’s risk insurance covering the total completed value including any “soft costs” with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment supplies and materials furnished in connection with such construction or repair of Improvements or Fixtures, together with such “soft cost” endorsements and such other endorsements as Landlord may reasonably require and general liability, workers’ compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

(vii) If any of the Improvements constitutes a legal non-conforming structure under applicable building, zoning or land use laws, such policies shall also include an ordinance or law coverage endorsement which will contain Coverage A: “Loss Due to Operation of Law” (with a minimum liability limit equal to Replacement Cost with a waiver of any co-insurance provisions or an Agreed Value Endorsement), Coverage B: “Demolition Cost” and Coverage C: “Increased Cost of Construction” coverages.

(viii) Such other insurance (or other terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with any of the Leased Premises as Landlord may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location to the Leased Premises.

(b) The insurance required by Paragraph 16(a) shall be written by companies which have a Best’s rating of A:X and a claims paying ability of AA or better assigned by Standard & Poor’s Ratings Services (“S&P”), a division of the McGraw Hill Companies, Inc., or equivalent rating agency approved by Landlord and Lender and are admitted in, and approved to write insurance policies by, the State Insurance Department for the States in which the Leased Premises are located. The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv), 16(a)(vi) and 16(a)(vii) shall name Landlord as Owner and Lender as loss payee and Tenant as its interest may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Landlord as insured and Lender and Landlord as loss payee. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall within ten (10) days following written notice from Landlord obtain new or additional insurance reasonably satisfactory to Landlord. Landlord and Tenant acknowledge that Tenant’s property insurance carrier, Affiliated FM Insurance Company (“Affiliated FM”) is not currently rated by S&P and that S&P has issued a “public information” rating of “BBBpi” for Affiliated FM. In addition, A.M. Best has rated Affiliated FM A+:XIV. Notwithstanding the foregoing, Landlord consents to Tenant’s use of Affiliated FM as its property insurance carrier so long as (i) S&P’s claims paying rating of Affiliated FM (public information or otherwise) does not fall below a “BBB”), (ii) A.M. Best’s rating of Affiliated FM does not fall below a “A:XI” and (iii) there is no adverse change to Affiliated FM’s financial condition that would reasonably be expected to impair its claims paying ability. In the event that Tenant elects to substitute another insurance carrier for Affiliated FM, Tenant shall comply with all of the provisions of this Paragraph 16.

(c) Each insurance policy referred to in clauses (i), (iv), (v) and (vi) of Paragraph l6(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph l6(a), except clause (iii) thereof, shall provide that it may not be cancelled substantially modified or allowed to lapse on any renewal date except after thirty (30) days’ prior notice to Landlord and Lender. Bach such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of any of the Leased Premises.

(d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph l6(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least thirty (30) days prior to the expiration date of such policy, and shall promptly deliver to Landlord all original certificates of insurance or, if required by Lender, original or certified policies.

(e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a “blanket” or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such “blanket” or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16 and provided further that Tenant shall provide to Landlord a Statement of Values which shall be reviewed annually and amended as necessary based on Replacement Cost Valuations. A certified copy of each such “blanket” or umbrella policy shall promptly be delivered to Landlord.

(f) Tenant shall have the replacement cost and insurable value of the Improvements and Fixtures determined from time to time as required by the replacement cost and agreed amount endorsements and shall deliver to Landlord the new replacement cost and agreed amount endorsement or certificate evidencing such endorsement promptly upon Tenant’s receipt thereof.

(g) Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy required by this Paragraph 16 and (ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interfere with the use or enjoyment of any of the Leased Premises.

(h) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the certified copies of such policies.

(i) All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord.

(j) All proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

(i) Proceeds payable under clauses (ii), (iii) and (iv) of Paragraph 16(a) and proceeds attributable to the general liability coverage of Builder’s Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to the Person entitled to receive such proceeds.

(ii) Proceeds of insurance required under clause (i) of Paragraph 16(a) and proceeds attributable to Builder’s Risk insurance (other than its general liability coverage provisions) under clause (vi) and clause (vii) of Paragraph 16(a) shall be payable to Landlord or Lender and applied as set forth in Paragraph 17 or, if applicable, Paragraph 18. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease unless a Termination Event shall have occurred and Tenant has given a Termination Notice.

(iii) Proceeds of insurance required under clause (v) of Paragraph 16(a) shall be payable to Landlord or Lender, and any amounts so received shall be applied against Basic Rent as the same shall become due and owing.

17. Casualty and Condemnation.

(a) If any Casualty to the Leased Premises occurs the insurance proceeds for which are reasonably estimated by Tenant to be equal to or in excess of One Hundred Thousand Dollars ($100,000), Tenant shall give Landlord and Lender prompt notice thereof. So long as no Event of Default exists, Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Landlord and Lender may, subject to Tenant’s rights hereunder, as modified by the Lease SNDA, participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Award or the costs of completing the restoration are equal to or greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) and Tenant shall deliver to Landlord and Lender all instruments required by Landlord and Lender to permit such participation. In addition, any final adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord and Lender, and Landlord and, Lender shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant’s attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

(b) Tenant, promptly upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. So long as no Event of Default exists, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Landlord shall have the right to join with Tenant herein. If an Event of Default exists, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant’s leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant’s right to any award or payment on account of Tenant’s trade fixtures, equipment or other tangible property which is not part of the Fixtures, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord’s fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant’s leasehold interest hereunder. The rights of Landlord under this, Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

(c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur to the Leased Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraph 12(a), shall commence and diligently continue to restore the Leased Premises as nearly as possible to its value, condition and character immediately prior to such event (assuming the Leased Premises to have been in the condition required by this Lease). So long as no Event of Default exists, any Net Award up to and including $500,000 shall be paid by Landlord to Tenant and Tenant shall restore the Leased Premises in accordance with the requirements of Paragraph 13(b) of this Lease. Any Net Award in excess of $500,000 shall (unless such Casualty or Condemnation resulting in the Net Award is a Termination Event) be made available by Landlord (or Lender if the terms of the Mortgage so require) to Tenant for the restoration of any of the Leased Premises pursuant to and in accordance with and subject to the provisions of Paragraph 19 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.

18. Termination Events.

(a) If (i) the entire Leased Premises shall be taken by a Taking, (ii) any substantial portion of the Leased Premises shall be taken by a Taking or all or any substantial portion of the Leased Premises shall be totally damaged or destroyed by a Casualty, or (iii) any substantial portion of the Leased Premises be taken by a Taking or damaged or destroyed by a Casualty and under applicable law the Leased Premises cannot be rebuilt to substantially the same square footage and otherwise substantially the same as existed prior to such Casualty or Condemnation and, in the case of (ii) above, Tenant certifies and covenants to Landlord that it will cease operations at the Leased Premises for no less than five (5) years, each of the events described in the above clauses (i), (ii) and (iii) shall hereinafter be referred to as a “Termination Event”), then (x) in the case of (i) or (iii) above, Tenant shall be obligated, within thirty (30) days after Tenant receives a Condemnation Notice or within thirty (30) days after the Casualty, as the case may be, and (y) in the case of (ii) above, Tenant shall have the option, within thirty (30) days after Tenant receives a Condemnation Notice or thirty (30) days after the Casualty, as the case may be, to give to Landlord written notice (a “Termination Notice”) in the form described in Paragraph l8(b) of the Tenant’s election to terminate this Lease.

(b) A Termination Notice shall contain (i) notice of Tenant’s intention to terminate this Lease on the first Basic Rent Payment Date which occurs at least ninety (90) days after the Fair Market Value Date (the “Termination Date”), (ii) a binding and irrevocable offer of Tenant to pay the Termination Amount and (iii) if the Termination Event is an event described in Paragraph 18(a)(ii), the certification and covenant described therein and a certified resolution of the Board of Directors of Tenant authorizing the same. Promptly upon the delivery to Landlord of a Termination Notice, Landlord and Tenant shall commence to determine Fair Market Value.

(c) If Landlord shall reject such offer to terminate this Lease pursuant to Paragraph l8(b) above by written notice to Tenant (a “Rejection”), which Rejection shall contain the written consent of Lender, not later than thirty (30) days following the Fair Market Value Date, then this Lease shall terminate on the Termination Date; provided that, if Tenant has not satisfied all Monetary Obligations and all other obligations and liabilities under this Lease which have arisen (collectively, “Remaining Obligations”) on or prior to the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Leased Premises and (iii) the Net Award shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if Tenant shall have received a Rejection and, on the date when this Lease would otherwise terminate as provided above, Landlord shall not have received the full amount of the Net Award payable by reason of the applicable Termination Event, then the date on which this Lease is to terminate shall be automatically extended to the first Basic Rent Payment Date after the receipt by Landlord of the full amount of the Net Award provided that, if Tenant has not satisfied all Remaining Obligations on such date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent Payment Date after such date on which Tenant has satisfied all such Remaining Obligations.

(d) Unless Tenant shall have received a Rejection not later than the thirtieth (30th) day following the Fair Market Value Date, Landlord shall be conclusively presumed to have accepted such offer. If such offer is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount and all Remaining Obligations and, if requested by Tenant, Landlord shall convey to Tenant or its designee the Leased Premises or the remaining portion thereof, if any, all in accordance with Paragraph 20.

19. Restoration.

(a) Landlord (or Lender if required by any Mortgage) shall hold any Net Award in excess of $500,000 in a fund (the “Restoration Fund”) and disburse amounts from the Restoration Fund only in accordance with the following conditions:

(i) prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, and (B) Landlord and Lender shall be provided with acceptable performance and payment bonds which insure completion of and payment for the restoration, are in an amount and form and have a surety acceptable to Landlord, and name Landlord and Lender as additional dual obligees;

(ii) at the time of any disbursement, no Event of Default shall exist and no mechanics’ or materialmen’s liens shall have been filed against any of the Leased Premises and remain undischarged, subject to Tenant’s rights under Paragraph 14 hereof;

(iii) disbursements shall be made monthly in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects’ certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) contractors’ and subcontractors’ sworn statements as to completed work and the cost thereof for which payment is requested and (D) a satisfactory bringdown of title insurance;

(iv) each request for disbursement shall be accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

(v) Landlord may retain ten percent (10%) of the Restoration Fund until the restoration is fully completed;

(vi) the Restoration Fund shall not be commingled with Landlord’s other funds and shall bear interest at a rate agreed to by Landlord and Tenant;

(vii) such other customary and reasonable conditions as Landlord or Lender may impose.

(b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as reasonably determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, within ten (10) days following written request by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

(c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender.

20. Procedures Upon Purchase.

(a) If the Leased Premises are purchased by Tenant pursuant to any provision of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant or its designee shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises which have been created by or resulted solely from acts or judgments against Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

(b) Upon the date fixed for any such purchase of the Leased Premises pursuant to any provision of this Lease (any such date the “Purchase Date”), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Relevant Amount therefor specified herein, in Federal Funds, less any credit of the Net Award received and retained by Landlord or a Lender allowed against the Relevant Amount, and Landlord shall deliver to Tenant (i) a special warranty deed (or equivalent) which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord, not credited to Tenant against the Relevant Amount and required to be delivered by Landlord to Tenant pursuant to this Lease; provided, that if any Monetary Obligations remain outstanding on such date, then Landlord may deduct from the Net Award the amount of such Monetary Obligations. If on the Purchase Date any Monetary Obligations remain outstanding and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of the Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder shall terminate, except any Surviving Obligations.

(c) If the completion of such purchase shall be delayed after (i) the Termination Date, in the event of a purchase pursuant to Paragraph 18 or, (ii) the date scheduled for such purchase, in the event of a purchase under any other provision of this Lease then (x) Rent shall continue to be due and payable until completion of such purchase and (y) if the delay exceeds ninety (90) days, at Landlord’s sole option, Fair Market Value shall be redetermined and the Relevant Amount payable by Tenant pursuant to the applicable provision of this Lease shall be adjusted to reflect such redetermination.

(d) Any prepaid Monetary Obligations (including any Escrow Payments) paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Relevant Amount due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.

21. Assignment and Subletting; Prohibition against Leasehold Financing.

(a) (i) Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, with no consent of Landlord or Lender being required or necessary (“Preapproved Assignment”) to assign this Lease by operation of law or otherwise to any Person (“Preapproved Assignee”) that immediately following such assignment will have a publicly traded unsecured senior debt rating of “Baa2” or better from Moody’s or a rating of “BBB” or better from S & P (or if the Preapproved Assignee is not publicly rated, a “Shadow Rating” of “Baa 2” or better from Moody or “BBB” or better from S &P), and in the event all of such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency reasonably acceptable to Landlord and Lender.

(ii) If Tenant desires to assign this Lease, whether by operation of law or otherwise, to a Person (“Non-Preapproved Assignee”) who would not be a Preapproved Assignee (“Non-Preapproved Assignment”) then Tenant shall, not less than sixty (60) days prior to the date on which it desires to make a Non-Preapproved Assignment submit to Landlord and Lender information regarding the following with respect to the Non-Preapproved Assignee (collectively, the “Review Criteria”): (A) credit, (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Leased Premises and (F) risk factors associated with the proposed use of the Leased Premises by the Non-Preapproved Assignee, taking into account factors such as environmental concerns, product liability and the like. Landlord and Lender shall review such information and shall approve or disapprove the Non-Preapproved Assignee (which approval shall not be unreasonably withheld) no later than the thirtieth (30th) day following receipt of all such information, and Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based solely on their review of the Review Criteria applying prudent business judgment.

(b) (i) Tenant may not sublet the Leased Premises or any portion thereof without the prior written consent of Landlord which consent shall be granted or withheld based on a review of the Review Criteria as they relate to the proposed sublessee and the terms of the proposed sublease. Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria using prudent business judgment.

(ii) At the request of Tenant Landlord shall enter into a non-disturbance and attornment agreement with any subtenant which complies with, and whose sublease (“Approved Sublease”) meets, the following conditions: (A) such sublease is for all of the Leased Premises, (B) the Rent payable under such sublease is not less than the Rent payable under this Lease, (C) the form and substance of such sublease is otherwise satisfactory to Landlord, and (D) such subtenant has been approved by Landlord pursuant to Paragraph 21(b)(i).

(c) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. Each sublease of any of the Leased Premises shall be subject and subordinate to the provisions of this Lease. No assignment or sublease made as permitted by this Paragraph 21 shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

(d) With respect to any Preapproved Assignment or Approved Sublease, Tenant shall provide to Landlord information reasonably required by Landlord to establish that any proposed Preapproved Assignment or Approved Sublease satisfies the criteria set forth above.

(e) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.

(f) As security for performance of its obligations under this Lease, Tenant hereby absolutely and unconditionally grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, provided, however, that Landlord shall have the absolute right at any time upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to retain the same. Any such rents and sums of money collected by Landlord shall be credited against Basic Rent next due and owing or, if an Event of Default exists, to any amounts payable by Tenant under Paragraph 23 hereof. Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof nor give any consent or waiver, without the prior written approval of Landlord, which consent shall not be unreasonably withheld with respect to any sublease that is not a Guarantor Sublease and may be withheld by Landlord in its sole discretion with respect to any Guarantor Sublease, nor shall Tenant accept any rents more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases, nor execute any other assignment of its interest in the subleases or terminate or accept any surrender of any Guarantor Sublease.

(g) Landlord may sell or transfer the Leased Premises at any time without Tenant’s consent to any third party subject to the rights of Tenant under this Lease and an assumption of the obligations of Landlord hereunder by the purchaser or other transferee (each a “Third Party Purchaser”). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request in form and substance reasonably acceptable to Tenant, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

(h) Tenant shall not, in a single transaction or series of related transactions, sell or convey, transfer or lease all or substantially all of its assets (an “Asset Transfer”) to any Person, and any such Asset Transfer shall be deemed an assignment in violation of this Lease; except that, Tenant shall have the right to conduct an Asset Transfer to a Person if the following conditions are met: (1) the Asset Transfer is to a Person that (A) immediately following such transaction or transactions, taken in the aggregate, is (or would be, on a pro forma basis) a Preapproved Assignee, (B) is a wholly-owned subsidiary of Tenant, (C) is approved in writing by Landlord under the Review Criteria as a Non-Preapproved Assignee in accordance with the provisions of Paragraph 21(a)(ii) of this Lease, and (2) this Lease is assigned to such Person as a part of such Asset Transfer.

(i) At no time during the Term shall any Person or “group” (within the meaning of Section 13(d) or Section l4(d) of the Securities Exchange Act of 1934, as amended) (i) acquire, directly or indirectly, more than 50% of Tenant’s Voting Stock, partnership interests, membership interests or other equitable and/or beneficial interests of Tenant (“Control”) or (ii) obtain the power (whether or not exercised) to elect a majority of Tenant’s directors, or voting control of the partnership or limited liability company or its general partner or managing member, unless the purchaser of such Control or Person who acquires such voting power shall (A) after taking into account the transaction that resulted in the acquisition of such Control or voting power be a Preapproved Assignee and such Person shall enter into a guaranty satisfactory to Landlord pursuant to which it guarantees the payment and performance of the obligations of Tenant under this Lease, or (B) be approved in writing by Landlord under the Review Criteria as a Non-Preapproved Assignee in accordance with the provisions of Paragraph 2l(b) above.

22. Events of Default.

(a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an “Event of Default” under this Lease:

(i) a failure by Tenant to make any payment of any Monetary Obligation, regardless of the reason for such failure;

(ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

(iii) any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect;

(iv) a final, non-appealable judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against Tenant and the same shall remain undischarged for a period of one hundred twenty (120) consecutive days;

(v) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

(vi) a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

(vii) the Leased Premises shall have been (A) vacated far a period in excess of thirty (30) consecutive days or in excess of sixty (60) days during any consecutive twelve (12) month period or (B) abandoned;

(viii) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

(ix) the estate or interest of Tenant in the Leased premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made;

(x) a failure by Tenant to perform or observe, or a violation or breach of, or a misrepresentation by Tenant under, any provision of any Assignment or any other document between Tenant and Lender, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan;

(xi) a failure by Tenant to maintain in effect any license or permit necessary for the use, occupancy or operation of the Leased Premises;

(xii) Tenant shall fail to (A) replenish and maintain the Security Deposit in accordance with the requirements of Paragraph 35 or renew the Letter of Credit within thirty (30) days of is expiration date or (B) deliver any estoppel certificate in accordance with the provisions of Paragraph 25; or

(xiii) Tenant shall fail to comply with the provisions of Paragraph 35 hereof, or shall cause or permit the LTD Molds to be removed from the Leased Premises without the consent of Landlord in violation of Paragraph 36 hereof;

(xiv) Tenant shall fail to comply with Exhibit “E” of this Lease;

(xv) Tenant shall (A) sell or transfer all or substantially all of its assets in a single transaction or series of related transactions in violation of the provisions of Paragraph 21 of this Lease, (B) enter into an agreement to sell or transfer all or substantially all of its assets without making such agreement subject to and conditioned upon Landlord’s rights (including consent and approval rights) under this Lease and, which agreement, if consummated would be in violation of the provisions of Paragraph 21 of this Lease, or (C) sublease the Leased Premises or assign this Lease to a Person that is a wholly-owned subsidiary of Tenant and such Person shall cease to be a wholly-owned subsidiary of Tenant at any time during the Tem; or

(xvi) An Event of Default (as defined in the Guaranty) shall occur under the Guaranty.

(b) No notice or cure period shall be required in anyone or more of the following events: (A) the occurrence of an Event of Default under clause (i) (except as otherwise set forth below), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xii), (xiii), (xiv), (xv) or (xvi) of Paragraph 22(a); (B) the default consists of a failure to pay Basic Rent, a failure to provide any insurance required by Paragraph 16 or an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable harm to Landlord. If the default consists of the failure to pay Basic Rent, the applicable cure period shall be five (5) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than one (1) time within any consecutive twelve (12) month period. Any other Monetary Obligation, the applicable cure period shall be five (5) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow a cure period for, the same default more than one (1) time within any consecutive twelve (12) month period. If the default consists of a default under clause (ii), clause (iii) (and is reasonably capable of cure) or clause (xi) of Paragraph 22(a), other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 22(b), the applicable cure period shall be thirty (30) days from the date on which notice is given or, if the default cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord’s reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed the cure period provided to Landlord under the terms of the Mortgage, but not less than 90 days), provided that Tenant shall commence to cure the default within the said thirty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured. If the default consists of a default under clause (xiv) of Paragraph 22(a), the applicable cure period shall be thirty (30) days from the date on which such default occurred.

23. Remedies and Damages Upon Default.

(a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

(i) Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may re-enter and repossess any of the Leased Premises not surrendered, with legal process, by peaceably entering any of the Leased Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of any of the Leased Premises, Landlord may, by legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may (A) exercise the remedy set forth in and collect the damages permitted by Paragraph 23(a)(iii) or (B) collect the damages set forth in Paragraphs 23(b)(i), 23(c) and 23(d).

(ii) After repossession of any of the Leased Premises pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord may reasonably determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole reasonable discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(c) and 23(d).

(iii) If Tenant shall fail to pay any Monetary Obligation and such failure shall continue beyond any applicable notice and cure period or an Event of Default under Paragraph 22(a) clauses (v), (vi), (viii), (xii) or (xiii) shall occur Landlord may declare by notice to Tenant the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term, and (B) Tenant shall have no option to extend or renew the Term.

(b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):

(i) If Landlord exercises its remedy under Paragraph 23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant’s Event of Default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, reentry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all of Landlord’s reasonable Costs in connection with the commissions, legal expenses, reasonable attorneys’ fees, employees’ expenses, costs of reasonable Alterations and expenses and preparation for reletting.

(ii) If Landlord exercises its remedy under Paragraph 23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all of Landlord’s Costs (including the items listed in the last sentence of Paragraph 23(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

(c) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder at law or in equity.

(d) Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

(e) No termination of this Lease, repossession or reletting of any of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

(f) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR TENANT HEREUNDER, TENANT HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY.

(g) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose during normal business hours upon reasonable prior written notice to Tenant (except in the event of an emergency).

(h) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

(i) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to seek relief against forfeiture or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

(j) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated above or when delivery is refused. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Reed Smith Shaw & McClay LLP, One Liberty Place, Philadelphia, PA 19103, Attention: Chairman, Real Estate Department. A copy of any notice given by Landlord to Tenant shall simultaneously be given by Landlord to Polar Plastics Inc., 4210 Thimsens Boulevard, St. Laurent, Quebec Canada H4R 2B9, Attn: Pierre Hudon. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days’ notice of the new address to the other party, in the manner provided above.

25. Estoppel Certificate. At any time upon not less than ten (10) days’ prior written request by either Landlord or Tenant (the “Requesting Party”) to the other party (the “Responding Party”), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by an court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.

26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises was at the commencement of this Lease, except as thereafter repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear or a Termination Event for which Landlord has received the applicable Termination Amount. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The reasonable cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord within thirty (30) days of written demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

28. Books and Records.

(a) Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with United States’ generally accepted accounting principles (“GAAP”) consistently applied, and shall permit Landlord and Lender by their respective agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises during normal business hours and examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Tenant. Upon the request of Lender or Landlord (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.

(b) If at any time Tenant is not a direct or indirect majority-owned subsidiary of Guarantor or annual audited and quarterly unaudited financial statements of Tenant are produced, Tenant shall deliver to Landlord and to Lender within one hundred and twenty (120) days of the close of each fiscal year of Tenant, annual audited financial statements of Tenant certified by independent certified public accountants. Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant, certified by Tenant’s chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements shall be prepared in accordance with GAAP consistently applied. All annual financial statements shall be accompanied (i) by an opinion of said accountants stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by the affidavit of the president or a vice president of Tenant, dated within five (5) days of the delivery of such statement, stating that (C) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (D) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit.

29. Determination of Value.

(a) Whenever a determination of Fair Market Value is required pursuant to any provision of this Lease, such Fair Market Value shall be determined in accordance with the following procedure:

(i) Landlord and Tenant shall endeavor to agree upon such Fair Market Value within thirty (30) days after the date (the “Applicable Initial Date”) on which (A) Tenant provides Landlord with notice of its intention to terminate this Lease and purchase the Leased Premises pursuant to Paragraph 18 or (B) Landlord provides Tenant with notice of its intention to redetermine Fair Market Value pursuant to Paragraph 20(c). Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value.

(ii) If the parties shall not have signed such agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord’s receipt of Tenant’s notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value based on a written appraisal made by each of them as of the Relevant Date. If such two appraisers shall agree upon a Fair Market Value, the amount of such Fair Market Value as so agreed shall be binding and conclusive upon Landlord and Tenant.

(iii) If such two appraisers shall be unable to agree upon a Fair Market Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value and shall select a third appraiser to make the determination of Fair Market Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

(iv) If such two appraisers shall be unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto (with respect to the other party), be appointed by the President or Chairman of the American Arbitration Association in New York, New York. The determination of Fair Market Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

(v) If a third appraiser is selected, Fair Market Value shall be the average of the determination of Fair Market Value made by the third appraiser and the determination of Fair Market Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

(vi) All appraisers selected or appointed pursuant to this Paragraph 29(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Value hereinabove set forth above, and (D) be registered in the State if the State provides for or requires such registration.

(vii) The Cost of the procedure described in this Paragraph 29(a) above shall be shared equally by Landlord and Tenant unless an Event of Default exists in which event the cost shall be paid by Tenant.

(b) If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended, to the date specified for termination in the particular provision of this Lease pursuant to which the determination of Fair Market Value is being made.

(c) In determining Fair Market Value, the appraisers shall add (a) the present value of the Rent for the remaining Term, assuming that the Term has been extended for any Renewal Term expressly exercised by Tenant or deemed exercised by the passage of time as provided in Paragraph 5(b) hereof (with assumed increases in the CPI to be determined by the appraisers) using a discount rate (which may be determined by an investment banker retained by each appraiser) based on the creditworthiness of Tenant and (b) the present value of the Leased Premises as of the end of such Term (having assumed the Term has been extended for all extension periods provided herein). The appraisers shall further assume that no default then exists under the Lease, that Tenant has complied (and will comply) with all provisions of the Lease.

30. Non-Recourse as to Landlord.

Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (a) Landlord, (b) any director, member, officer, general partner, limited partner, employee or agent of Landlord, or any general partner of Landlord, any of its general partners or shareholders (c) any predecessor or successor partnership or corporation (or other entity) of Landlord, or any of its general partners, either directly or through Landlord or its general partners or any predecessor or successor partnership or corporation or their shareholders, officers, directors, employees or agents (or other entity), or (d) any other Person (including Carey Property Advisors, Carey Fiduciary Advisors, Inc., W.P. Carey & Co., LLC, Carey Management LLC, and any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof).

31. Financing.

(a) Tenant agrees to pay all reasonable costs and expenses incurred by Landlord in connection with the purchase, leasing and initial financing of the Leased Premises including, without limitation, the cost of appraisals, zoning reports, environmental reports, condition reports, title insurance, surveys, transfer and recording fee and/or taxes, and the reasonable legal fees and expenses of Landlord and Lender (such legal fees and expenses not to exceed $125,000 in the aggregate). In addition, Tenant shall be responsible for the payment of $150,000 advisory fee to Jonathan B. Kohan (or his assignee).

(b) If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any reasonable request made by any Lender or proposed Lender for changes or modifications in this Lease. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender requires in connection with such financing, including any environmental indemnity agreement and a Non-Disturbance Agreement (as hereinafter defined), so long as the same do not adversely affect any right, benefit or privilege of Tenant or increase Tenant’s monetary obligations under this Lease in any respect or increase Tenant’s non-monetary obligations or diminishes Tenant’s rights under this Lease in any material respect. Nothing in this Paragraph 13(b) shall be deemed to require Tenant to pay for any costs or expenses of any Loan other than the initial Loan as provided in Paragraph l3(a) above.

(c) In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this lease, or to claim a partial or total eviction, Tenant shall not exercise such right (i) until it has given written notice of such act or omission to each Lender whose name and address shall previously have been furnished to Tenant in writing, and (ii) unless such act or omission shall be one which is not capable of being remedied by Landlord or such Lender within a reasonable period of time, until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Lender shall have become entitled under such Mortgage to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided such Lender shall with due diligence give Tenant written notice of its intention to remedy such act or omission, and such Lender shall commence and thereafter continue with reasonable diligence to remedy such act or omission.

32. Subordination, Non-Disturbance and Attornment.

(a) This Lease and Tenant’s interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof. As a condition to Tenant’s agreement hereunder to subordinate Tenant’s interest in this Lease to any such Mortgage, Landlord shall obtain from each Lender a subordination, non-disturbance and attornment agreement in recordable form and, subject to the provisions of Paragraph 31(b), in the standard form customarily employed by the holder of any such Mortgage and reasonably acceptable to Tenant (any such agreement, a “Non-Disturbance Agreement”), pursuant to which:

(i) Such Lender shall agree that unless and until an Event of Default hereunder shall have occurred and be continuing or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof, the leasehold estate granted to Tenant and the rights of Tenant pursuant to this Lease to quiet and peaceful possession of the Premises shall not be terminated, modified, affected or disturbed by any action which such Lender may take to foreclose any such Mortgage, and that any successor landlord shall recognize this Lease as being in full force and effect as if it were a direct lease between such successor landlord and Tenant upon all of the terms, covenants, conditions and options granted to Tenant under this Lease, except as otherwise provided in Paragraph 32(b); and

(ii) Tenant shall agree that neither Lender nor its successors and assigns shall (A) be liable for any misrepresentation, act or omission of Landlord, (B) subject to any counterclaim, demand or offsets which Tenant may have against Landlord, and (C) bound by any amendment or modification of this Lease, not expressly provided for in this Lease, or by any prepayment of more than one month’s fixed rent, unless such amendment or modification or prepayment shall have been expressly approved in writing by such Lender.

(b) If a Lender shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (“Successor Landlord”) and upon Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize Successor Landlord as Tenant’s landlord under this Lease, and shall promptly execute and deliver any instrument that Successor Landlord may reasonably request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease and shall be applicable after such attornment except that Successor Landlord shall not be: (i) liable for any misrepresentation, act or omission of Landlord, (ii) subject to any counterclaim, demand or offsets which Tenant may have against Landlord, or (iii) bound by any amendment or modification of this Lease, not expressly provided for in this Lease, or by any prepayment of more than one month’s fixed rent, unless such amendment or modification or prepayment shall have been expressly approved in writing by such Lender.

(c) Landlord agrees that, upon the request of any Person that shall be Tenant’s senior secured lender, or a purchase money equipment lender or equipment lessor of Tenant, Landlord shall negotiate in good faith for the purpose of executing and delivering a commercially reasonable waiver of Landlord’s statutory lien rights, if any, and a consent and agreement with respect to the respective rights of Landlord and such Person regarding the security interests in, and the timing and removal of, any inventory, equipment or other collateral in which such Person has a secured interest or ownership interest (the “Collateral”), in form and substance reasonably acceptable to Landlord and such Person, so long as such waiver and agreement (i) provides for the indemnification of Landlord against any claims by Tenant or any Person claiming through Tenant, and against any physical damage caused to the Leased Premises, in connection with the removal of any of the Collateral by such Person, (ii) expressly excludes any claim by such Person to any right, title or interest in or to any of the Fixtures as defined in this Lease, (iii) provides for a reasonable, but limited, time frame for the removal of such Collateral by such Person after the expiration of which same shall be deemed abandoned, and (iv) provides for the per diem payment of Basic Rent due hereunder by such Person for each day after fourteen (14) days following the date of the expiration or termination of this Lease that Landlord permits such Person’s Collateral to remain in the Leased Premises.

33. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Fixtures and Tenant as the lessee of such Leased Premises and Fixtures including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Leased Premises and Fixtures, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income.

34. Security Deposit.

(a) Concurrently with the execution of this Lease, shall deliver to Landlord an irrevocable Letter of Credit (the “Letter of Credit”) in the amount (the “Original Amount”) of Seven Hundred Thirty Thousand One Hundred Dollars and No/100 ($730,100.00) (the “Security Deposit”) issued by a bank acceptable to Landlord and in form and substance satisfactory to Landlord. Except as specifically provided in the following Paragraph 34(b), the Letter of Credit shall remain in full force and effect during the Term as security for the payment by Tenant of the Rent and all other charges or payments to be paid hereunder and the performance of the covenants and obligations contained herein, and the Letter of Credit shall be renewed at least thirty (30) days prior to any expiration thereof. If Tenant fails to renew the Letter of Credit by such date, time being of the essence, Landlord shall have the right at any time after the thirtieth (30th) day before such expiration date to draw on the Letter of Credit and to deposit the proceeds of the Security Deposit (“Cash Security Deposit”) in any account for the benefit of Landlord or to declare an Event of Default. The Security Deposit shall not be commingled with other funds of Landlord or other Persons and interest thereon shall be due and payable to Tenant.

(b) If at any time an Event of Default shall have occurred and be continuing, Landlord shall be entitled, at its sole discretion, to draw on the Letter of Credit or to withdraw the Cash Security Deposit from the above described account and to apply the proceeds in payment of (i) any Rent or other charges for the payment of which Tenant shall be in default, (ii) prepaid Basic Rent, (iii) any expense incurred by Landlord in curing any default of Tenant, and/or (iv) any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default, including any rights of Landlord under Paragraph 23 or to do any combination of the foregoing, all in such order or priority as Landlord shall so determine in its sole discretion and Tenant acknowledges and agrees that such proceeds shall not constitute assets or funds of Tenant or its estate, or be deemed to be held in trust for Tenant, but shall be, for all purposes, the property of Landlord (or Lender, to the extent assigned). Tenant further acknowledges and agrees that (1) Landlord’s application of the proceeds of the Letter of Credit or Cash Security Deposit towards the payment of Basic Rent, Additional Rent or the reduction of any damages due Landlord in accordance with Paragraph 23 of this Lease, constitutes a fair and reasonable use of such proceeds, and (2) the application of such proceeds by Landlord towards the payment of Basic Rent, Additional Rent or any other sums due under this Lease shall not constitute a cure by Tenant of the applicable default provided that an Event of Default shall not exist if Tenant restores the Security Deposit to its full amount within five (5) days after notice from Landlord that a draw has been made on the Security Deposit and in accordance with the requirements of this Paragraph 34(b), so that the original amount of the Security Deposit shall be again on deposit with Landlord.

(c) At the expiration of the Term and so long as no Event of Default exists the Letter of Credit or the Cash Security Deposit, as the case may be, shall be returned to Tenant.

(d) Landlord shall have the right to designate Lender or any other holder of a Mortgage as the beneficiary of the Security Deposit during the term of the applicable

Loan and such party shall have all of the rights of Landlord under this Paragraph 34. Tenant covenants and agrees to execute such agreements, consents and acknowledgments as may be requested by Landlord from time to time to change the holder of the Security Deposit as hereinabove provided and Tenant shall pay any associated transfer fee required by the bank issuing the Letter of Credit.

35. Covenants. Tenant hereby covenants and agrees as follows:

(a) Tenant shall, and shall cause each of its Subsidiaries to, maintain its corporate existence, rights and franchises in full force and effect in its jurisdiction of incorporation. Tenant shall, and shall cause its Subsidiaries to qualify and remain qualified as a corporation in each jurisdiction in which failure to receive or retain such qualification would have an adverse effect on the business, operations or financial condition of the enterprise comprised of the Tenant and its Subsidiaries taken as a whole.

(b) The Tenant shall not consolidate with or merge into any other Person unless the merger or consolidation transaction complies with the terms and conditions of Paragraph 21 of this Lease.

(c) The Tenant shall not in a single transaction or series of related transactions, sell or convey, transfer, abandon or lease all or substantially all of its assets, including, without limitation, any of the LTD Molds, to any Person. Notwithstanding the foregoing, Tenant shall have the right in a single transaction or a series of related transactions to sell or convey all or substantially all of its assets to any Person if the following conditions are met: (i) assignment is permitted under and otherwise in accordance with Paragraph 21 of this Lease, and (ii) this Lease is assigned to such Person.

36. LTD Molds. As further security for the full payment and performance of Tenant’s obligations under this Lease (and as a material inducement to Landlord to enter into this Lease), Tenant grants to Landlord, and covenants and agrees to cause Guarantor and Polar Plastics Equipment Corp. (“PPEG”) to grant to Landlord, a security interest in favor of Landlord in all of the LTD Molds and any proceeds thereof or replacements thereto, to the full extent that the LTD Molds may be subject to the Uniform Commercial Code, which security interest shall be subject and subordinate to the any security interest maintained thereon by Tenant’s lender pursuant to the Credit Agreement. In connection therewith, Landlord shall have the right to file financing statements in order to perfect its security interest in the LTD Molds in the appropriate jurisdiction(s) in accordance with the Uniform Commercial Code and Tenant shall cooperate (and shall cause Guarantor and PPEG to cooperate) and execute any and all documents evidencing and perfecting Landlord’s security interest in the LTD Molds. If an Event of Default shall occur and be continuing, Landlord, in addition to any other rights and remedies which it may have under this Lease, shall have and may exercise immediately and without demand, any and all rights and remedies granted to a secured party upon default under the Uniform Commercial Code, including, without limiting the generality of the foregoing, the right to take possession of the LTD Molds or any part thereof, and to take such other measures as Landlord may deem necessary for the care, protection and preservation of the LTD Molds, subject in each case, to the rights of the lender under the Credit Agreement. In connection with the foregoing grant of a security interest, Tenant covenants and agrees that it shall not cause or permit the LTD Molds to be removed from the Leased Premises at any time during the Term of the Lease without the express prior written consent of Landlord.

37. Miscellaneous.

(a) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

(b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including without limitation”; (ii) “provisions” shall mean “provisions, terms, agreements, covenants and/or conditions”; (iii) “lien” shall mean “lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust”; (iv) “obligation” shall mean “obligation, duty, agreement liability, covenant and/or condition”; (v) “any of the Leased Premises” shall mean “the Leased Premises or any part thereof or interest therein”; (vi) “any of the Land” shall mean “the Land or any part thereof or interest therein”; (vii) “any of the Improvements” shall mean “the Improvements or any part thereof or interest therein”; (viii) “any of the Fixtures” shall mean “the Fixtures or any part thereof or interest therein”; and (ix) “any of the Adjoining Property” shall mean “the Adjoining Property or any part thereof or interest therein”.

(c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Landlord shall not unreasonably withhold or delay or condition its consent whenever such consent is required under this Lease. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

(d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

(e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord’s request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

(f) This Lease may be modified, amended, discharged or waived only with the consent of the Lender, if any, and by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

(g) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

(h) Notwithstanding any provision in this Lease to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Lease with respect to the Leased Premises.

(i) If anyone or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(j) All exhibits attached hereto are incorporated herein as if fully set forth.

(k) This Lease shall be governed by and construed and enforced in accordance with the Laws of the State.

(l) This Lease may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows Immediately]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

LANDLORD:

POL (NC) QRS 15-25, INC, a Delaware corporation

By:	/s/ Gordon J. Whiting
Gordon J. Whiting, Executive Director

TENANT:

POLAR PLASTICS (NC), INC. a North Carolina corporation

By:	/s/ Eric Cohen
Name: Eric Cohen
Title: CEO

EXHIBIT A

LEASED PREMISES

ALL THAT CERTAIN tract or parcel of land lying and being situate in Mooresville, County of Iredell, North Carolina and being more particularly described as follows:

BEGINNING at a 5/8-inch rod found, said rod found being on the southern right of way line of Mooresville Boulevard, a 100-foot right of way, at the common corner of the property of Polar Plastics (NC), Inc., now or formerly (DB 1011/844), and the property now or formerly in the name of South Iredell Community Development Corporation (DB 1155/1311); thence with the southern right of way of Mooresville Boulevard along a curve to the right 461.97 feet to a 1/2-inch rod found, said curve having a radius of 1076.15 feet, a chord bearing of North 52 degrees 27 minutes 12 seconds East, a chord distance of 458.43 feet; thence continuing with the southern right of way of Mooresville Boulevard North 64 degrees 45 minutes 05 seconds East 397.17 feet to a 1/2-inch rod set; thence departing the aforementioned Mooresville Boulevard right of way South 25 degrees 14 minutes 55 seconds East 1023.54 feet to a 1/2-inch rod set; thence along a curve to the right 76.69 feet to a 5/8-inch rod found, said curve having a radius of 578.34 feet, a chord bearing of South 21 degrees 27 minutes 05 seconds East, a chord distance of 76.63 feet; thence South 64 degrees 45 minutes 00 seconds West 752.32 feet to a 5/8-inch rod found; thence North 30 degrees 14 minutes 52 seconds West 1006.18 feet to a 5/8-inch rod found, said rod being the point and place of BEGINNING containing 20.0001 acres or 871,205.8 square feet, more or less, of land.

EXHIBIT B

FIXTURES

All fixtures, apparatus, and fittings of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but specifically excluding all Personal Property of Tenant and all trade fixtures and office, manufacturing and warehouse machinery and equipment which are not integral to the operation of the buildings which constitute part of the Leased Premises.

EXHIBIT C

PERMITTED ENCUMBRANCES

1.	Real Estate taxes for the year 2003 and subsequent years, which are a lien not yet due and payable.

2.	Those matters shown on Annexation Plat recorded in Plat Book 40 at Page 103 of the Iredell County Public Registry.

3.	Declaration of Covenants, Conditions and Restrictions recorded in Book 792, Page 622 of the Iredell County Public Registry, and as shown on ALTA/ACSM Land Title Survey of Polar Plastics by Bruce C. Landes, Registered Surveyor, dated January 16, 2003, last revised February , 2003 (the “Survey”).

4.	Easements to Duke Power Company recorded in Book 771, Page 424 and in Book 802, Page 737 of the Iredell County Public Registry.

5.	Right of way to Alltel Corporation, Inc. recorded in Book 712, Page 929 of the Iredell County Public Registry.

6.	The following matters as disclosed on the Survey:

a)	drop inlets
b)	manhole covers
c)	water valves
d)	Fire hydrants
e)	railroad tracks
f)	ditch along southerly property line
g)	rip rap channel
h)	gas valves

EXHIBIT D

BASIC RENT PAYMENTS

1. Basic Rent. Subject to the adjustments provided for in Paragraphs 2, 3 and 4 below, Basic Rent payable in respect of the Term shall be $1,460,200 per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of $365,050.00 each.

2. CPI Adjustments to Basic Rent. The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, (1982-84=100) (“CPI”) or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York City. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the Basic Rent as adjusted by the CPI adjustment be less than the Basic Rent in effect for the three (3) year period immediately preceding such adjustment.

3. Effective Dates of CPI Adjustments. Basic Rent shall not be adjusted to reflect changes in the CPI until the third (3rd) anniversary of the Basic Rent Payment Date on which the first full quarterly installment of Basic Rent shall be due and payable (the “First Full Basic Rent Payment Date”). As of the third (3rd) anniversary of the First Full Basic Rent Payment Date and thereafter on the sixth (6th), ninth (9th), twelfth (12th), fifteenth (15th) and eighteenth (l8th) and, if the initial Term is extended, on each third (3rd) anniversary of the First Full Basic Rent Payment Date thereafter, Basic Rent shall be adjusted to reflect increases in the CPI during the most recent three (3) year period immediately preceding each of the foregoing dates (each such date being hereinafter referred to as the “Basic Rent Adjustment Date”).

4. Method of Adjustment for CPI Adjustment.

(a) As of each Basic Rent Adjustment Date when the average CPI determined in clause (i) below exceeds the Beginning CPI (as defined in, this Paragraph 4(a)), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the average CPI for the three (3) most recent calendar months (the “Prior Months”) ending prior to such Basic Rent Adjustment Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning CPI, and the denominator of which shall be the Beginning CPI. An amount equal to the lesser of (x) the product of such multiplication or (y) 10.07% compounded per annum of the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date shall be added to the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date. As used herein, “Beginning CPI” shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months, but occurring three (3) years earlier. If the average CPI determined in clause (i) is the same or less than the Beginning CPI, the Basic Rent will remain the same for the ensuing three (3) year period.

(b) Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.

(c) Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord’s rights to collect such sums. Tenant shall pay to Landlord, within ten (10) days after a notice of the new annual Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the stated amount as set forth above was not delivered to Tenant at least ten (10) days preceding the Basic Rent Adjustment Date in question.

EXHIBIT E

TENANT’S POST-CLOSING ENVIRONMENTAL OBLIGATIONS SCHEDULE

Tenant shall conduct the following actions and provide Landlord with a quarterly status report, to be submitted no later than ninety (90) days after the date hereof, and quarterly thereafter, until satisfactory completion of all the activities listed below. Tenant shall reimburse Landlord for all of Landlord’s reasonable costs, including reasonable attorneys’ fees, incurred by Landlord in reviewing Tenant’s progress in completing the activities. Tenant’s failure to timely comply with any of the obligations hereunder shall constitute an Event of Default.

1. Aboveground Storage Tanks.

Within ninety (90) days of the date hereof, weather permitting, Tenant shall have provided secondary containment, acceptable to Landlord, around the three 250-gallon hydraulic oil aboveground storage tanks (“ASTs”). Tenant shall provide Landlord with written documentation of the completion of this task.

2. Reporting and Notification.

Quarterly status reports and all other written reports or submissions required to be made by Tenant in accordance with the provisions of this Exhibit shall be addressed to:

Donna Neiley

Asset Management Department

W. P. Carey & Co., Inc.

50 Rockefeller Plaza

2nd Floor

New York, NY 10020

(212) 492-1100 telephone

(212) 429-3022 fax

dneiley@wpcarey.com

with a second copy to:

Louis A. Naugle, Esquire

Reed Smith LLP

435 Sixth Avenue

Pittsburgh, PA 15219

(412) 288-8587 telephone

(412) 288-3063 fax

lnaugle@reedsmith.com